INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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MESA AIR GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROXY STATEMENT
ELECTION OF DIRECTORS (PROPOSAL NO. 1)
AMENDMENT TO MESA AIR GROUP, INC. OUTSIDE DIRECTORS’ STOCK OPTION PLAN (PROPOSAL NO. 2)
SHAREHOLDER PROPOSAL RELATING TO POISON PILLS (PROPOSAL NO. 3)
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (PROPOSAL NO. 4)
Exhibit A

MESA AIR GROUP, INC.

410 North 44th Street
Phoenix, Arizona 85008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on February 11, 2003

To Our Shareholders:

      The 2003 Annual Meeting of Shareholders of MESA AIR GROUP, INC., a Nevada corporation (the “Company”), will be held at the Phoenix Airport Marriott, 1101 N. 44th Street, Phoenix, Arizona, on February 11, 2003, at 10:00 a.m., Arizona time, for the following purposes:

1. To elect nine (9) directors to serve for a one-year term;

2. To amend the Company’s Outside Directors’ Stock Option Plan to increase the aggregate number of shares available for issuance thereunder from 275,000 to 475,000;

3. To consider a proposal introduced by a shareholder to redeem any poison pill previously issued and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote;

4. To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company; and

5. To transact such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

      The Board of Directors has fixed the close of business on December 20, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. Shares of the Company’s common stock may be voted at the meeting only if the holder is present at the meeting in person or by valid proxy. A copy of the Company’s 2002 Annual Report, which includes audited financial statements, was mailed with this Notice and Proxy Statement to all shareholders of record on the record date.

      Management of the Company cordially invites you to attend the Annual Meeting. Your attention is directed to the attached Proxy Statement for a discussion of the foregoing proposals and the reasons why the Board of Directors encourages you to vote for approval of Proposals 1, 2 and 4 and against Proposal 3.

By Order of the Board of Directors

Jonathan G. Ornstein, Chairman of the Board
and Chief Executive Officer

Phoenix, Arizona
January 10, 2003

IMPORTANT:     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

MESA AIR GROUP, INC.

410 North 44th Street
Phoenix, Arizona 85008

PROXY STATEMENT

       This Proxy Statement is being furnished to shareholders of MESA AIR GROUP, INC., a Nevada corporation (the “Company”), in connection with the solicitation of proxies by the board of directors of the Company (the “Board”) for use at the 2003 Annual Meeting of Shareholders of the Company to be held on February 11, 2003, at 10:00 a.m., Arizona time, at the Phoenix Airport Marriott, 1101 North 44th Street, Phoenix, Arizona, and any adjournment or postponement thereof (the “Annual Meeting”). A copy of the Notice of the Meeting accompanies this Proxy Statement. This Proxy Statement and the accompanying form of Proxy Card are being mailed on or about January 10, 2003.

Solicitation and Voting of Proxies

      Only shareholders of record at the close of business on December 20, 2002 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the meeting. On the Record Date, 31,645,837 shares of the Company’s common stock, no par value per share (the “Common Stock”), were issued and outstanding.

      Each shareholder present at the Annual Meeting, either in person or by proxy, will be entitled to one vote for each share of Common Stock held of record on the Record Date on each matter of business to be considered at the Annual Meeting. The nine (9) nominees receiving a plurality of votes by shares represented and entitled to vote at the Annual Meeting, if a quorum is present, will be elected as directors of the Company.

      All valid proxies received before the Annual Meeting and not revoked will be exercised. All shares represented by proxy will be voted, and where a shareholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If no specification is indicated and authority to vote is not specifically withheld, the shares will be voted (i) “for” the election of the persons named in the proxy to serve as directors; (ii) “for” the proposal to amend the Company’s Outside Directors’ Stock Option Plan (the “Outside Directors’ Option Plan”) to increase the aggregate number of shares available for issuance thereunder from 275,000 to 475,000; (iii) “against” the shareholder proposal to redeem any poison pill previously issued and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote; and (iv) “for” the ratification of Deloitte & Touche LLP (“Deloitte & Touche”) as the independent auditors of the Company. Abstentions and broker non-votes will be included in the determination of the number of shares represented for a quorum and have the same effect as “no” votes in determining whether the proposals are approved.

      The Board does not know of any matters other than the election of directors, the proposal to amend the Outside Directors’ Plan, the shareholder proposal, and the ratification of independent auditors that are expected to be presented for consideration at the Annual Meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

Revocability of Proxies

      Proxies may be revoked at any time prior to the time they are voted by: (a) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; (b) duly executing and delivering to the Secretary of the Company a subsequent proxy relating to the same shares; or (c) attending the meeting and voting in person, provided that the shareholder notifies the Secretary at the meeting of his or her intention to vote in person at any time prior to the voting of the proxy. In order to vote their shares in person at the meeting, shareholders who own their shares in “street name” (i.e., in the name of a bank, broker or other record holder) must obtain a special proxy card from their broker or bank.

Solicitation

      The cost of soliciting proxies, including the cost of preparing and mailing the Notice and Proxy Statement, will be paid by the Company. Solicitation will be primarily by mailing this Proxy Statement to all shareholders entitled to vote at the meeting. Proxies may also be solicited by officers and directors of the Company personally or by telephone or facsimile, without additional compensation. The Company may reimburse brokers, banks and others holding shares in their names for others for the cost of forwarding proxy materials and obtaining proxies from beneficial owners.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

General Information

      The Company’s current directors are Jonathan G. Ornstein, Daniel J. Altobello, Herbert A. Denton, General Ronald R. Fogleman, Joseph L. Manson, George Murnane III, Maurice A. Parker, Julie Silcock, and James E. Swigart. Their terms expire upon the election and qualification of their successors at the Annual Meeting. The Board has nominated each of these current directors as nominees for election as directors in the election to be held at the Annual Meeting. The Board intends to vote its proxies for the election of its nominees, for a term to expire at the Company’s 2004 Annual Meeting.

      If any nominee should become unavailable for any reason, which the Board does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board prior to or at the Annual Meeting, or, if no substitute is selected by the Board prior to or at the Annual Meeting, for a motion to reduce the present membership of the Board to the number of nominees available. The information concerning the nominees and their share holdings in the Company has been furnished by the nominees to the Company.

      The nine (9) nominees receiving a plurality of votes by shares represented and entitled to vote at the Annual Meeting, if a quorum is present, will be elected as directors of the Company.

      The following table sets forth the names and ages of the directors of the Company and certain additional information:

Name	Age	Position

Jonathan G. Ornstein	45	Chairman of the Board
Daniel J. Altobello	62	Director
Herbert A. Denton	55	Director
Ronald R. Fogleman	61	Director
Joseph L. Manson	53	Director
George Murnane III	44	Director
Maurice A. Parker	57	Director
Julie Silcock	47	Director
James E. Swigart	51	Director

Directors

      Biographical information regarding the Company’s directors is set forth below.

      Jonathan G. Ornstein was appointed President and Chief Executive Officer of the Company effective May 1, 1998. Mr. Ornstein became a director on January 1998 and was appointed to the Executive Committee on March 13, 1998. Mr. Ornstein assumed the role of Chairman of the Board in June 1999. On June 21, 2000, Mr. Ornstein relinquished his position as President of the Company. From April 1996 until his joining the Company as Chief Executive Officer, Mr. Ornstein served as President and Chief Executive Officer and Chairman of Virgin Express S.A./ N.V., a European airline. From 1995 to April 1996, Mr. Ornstein served as Chief Executive Officer of Virgin Express Holdings, Inc. Mr. Ornstein joined Continental Express Airlines, Inc., as President and Chief Executive Officer in July 1994 and, in November 1994, was named Senior Vice

President, Airport Services at Continental Airlines, Inc. Mr. Ornstein was previously employed by the Company from 1988 to 1994, as Executive Vice President and as President of the Company’s subsidiary, WestAir Holding, Inc.

      Daniel J. Altobello has served as a director of the Company since January 1998. Mr. Altobello is the retired Chairman and a director of LSG SkyChefs, Inc., the parent corporation of Caterair International, Inc., and LSG/ SKY Chefs. From 1989 to 1995, Mr. Altobello served as Chairman, President and Chief Executive Officer of Caterair International Corporation. From 1979 to 1989, he held various managerial positions with the food service management and in-flight catering divisions of Marriott Corporation, including Executive Vice President of Marriott Corporation and President of Marriott Airport Operations Group. Mr. Altobello began his management career at Georgetown University as Vice President of Administration Services. He is a member of the board of directors of each of the following companies: American Management Systems, Inc., Care First, Inc., Care First of Maryland, Inc. (of which he is non-executive chairman), World Airways, Inc., First Union Realty Trust, Friedman, Billings and Ramsey Group, Inc. and Thayer Capital Partners. Mr. Altobello is also a trustee of Loyola Foundation, Inc., Mt. Holyoke College, Suburban Hospital Foundation, Inc. and the Woodstock Theological Center at Georgetown University.

      Herbert A. Denton has been a director of the Company since January 1998. Mr. Denton is the President of Providence Capital, Inc. (“Providence”), an investment-banking firm he co-founded in 1991. Prior to establishing Providence, Mr. Denton served as Managing Director of Jefferies & Co., Inc. from 1986 to 1991. He also serves on the board of directors of PolyMedica Corporation.

      General Ronald R. Fogleman, U.S.A.F. retired, has been a director of the Company since January 1998. General Fogleman has been a member of the Company’s Audit Committee since February 1998, and Chairman of the Audit Committee since April 2001. In September 1997, he retired from the Air Force with the rank of General. He served as Chief of Staff of the United States Air Force from 1994 until 1997 and as Commander-in-Chief of the United States Transportation Command from 1992 until 1994. General Fogleman currently serves on the board of directors of each of the following companies: North American Airlines (a feeder airline for El Al); Rolls Royce of North America; International Airline Support Group, Inc.; and World Airways.

      Joseph L. Manson has been a director of the Company since July 2001, and a member of the Compensation Committee since October 2001 and a member of the Audit Committee since April 2002. Mr. Manson is a partner in the Washington, D.C. office of the law firm Piper Rudnick (which recently merged with Verner Lipfert Burnhard McPherson and Hand), where he has been employed since 1975.

      George Murnane III is a director and was appointed Executive Vice President of the Company effective December 2001. Mr. Murnane has served as a director of the Company since June 1999. Mr. Murnane has served as the President of Barlow Management, Inc. since 1998. From 1996 to December 2001, Mr. Murnane was a Director and Executive Vice President of International Airline Support Group, Inc. (“IASG”), a leading redistributor of aftermarket commercial aircraft spare parts and lessor and trader of commercial aircraft and engines, most recently as its Chief Operating Officer. From 1995 to 1996, Mr. Murnane served as Executive Vice President and Chief Operating Officer of Atlas Air, Inc., an air cargo company. From 1986 to 1996, he was an investment banker with the New York investment banking firm of Merrill Lynch & Co., most recently as a Director in the firm’s Transportation Group. Mr. Murnane currently serves on the board of directors of IASG and of North-South Airways, Inc.

      Maurice A. Parker has been a director of the Company since November 1998, and has been a member of the Compensation Committee since January 1999 and a member of the Audit Committee between April 2001 and September 2002. From 1978 to January 1997, Mr. Parker served as a Federal Mediator for the National Mediation Board of the United States government. From 1997 to the present, Mr. Parker has worked as an independent arbitrator, mediator and consultant. In 1998, Mr. Parker obtained his Doctorate in Jurisprudence from South Texas College of Law. Mr. Parker has served as Executive Director of Regional Aviation Partners since April 2001.

      Julie Silcock has served as a director of the Company since July 2001, and has been a member of the Audit Committee since October 2001. Since November, 2000, Ms. Silcock has been the Managing Director and head of Southwest Investment Banking of Salomon Smith Barney. From August 1997 to November 2000, she served as Managing Director at Donaldson, Lufkin & Jenrette. From January 1984 to August 1997, she was an investment banker with Bear, Stearns & Co., Inc., most recently as a Senior Managing Director.

      James E. Swigart has served as a director of the Company since January 1998. Mr. Swigart served as Vice Chairman and a member of the Audit Committee until June 1999. He has been a member of the Nominating Committee since April 1998. Mr. Swigart is a minority shareholder of Barlow Management, Inc., and a minority member of Barlow Capital, LLC. Mr. Swigart is the former President and Chief Executive Officer of Virgin Express, S.A./ N.V. Mr. Swigart was appointed a member of the board of directors of Virgin Express Holdings, Inc. on May 1998. From December 1995 to April 1998, Mr. Swigart served as the Chief Financial Officer of Virgin Express Holdings, Inc. From April 1996 to April 1998, he served as Chief Financial Officer of Virgin Express, S.A./ N.V. Mr. Swigart served as the Chief Financial Officer of Continental Express Airlines, Inc., from July 1994 to November 1995 and President and controlling shareholder of Hydralign, a manufacturing company for the paper and plastics industries, from September 1993 to July 1994. From 1986 until August 1993, Mr. Swigart served as the Senior Vice President of the Transportation Group at Lehman Brothers. Mr. Swigart previously served as a member of the Board from December 1993 until August 1994.

Board and Committee Meetings

      The Board held six meetings during the 2002 fiscal year. No director attended less than 75% of the Board meetings while serving as such director, or less than 75% of all committee meetings on which he or she served as a committee member.

      The audit, nominating and compensation committees are the standing committees of the Board. These committees are comprised as follows:

Audit	Nominating	Compensation

Ronald R. Fogleman Maurice A. Parker(1) Julie Silcock Joseph L. Manson	Daniel J. Altobello Maurice A. Parker James E. Swigart	Daniel J. Altobello Maurice A. Parker Joseph L. Manson

(1)	Mr. Parker resigned from the Board’s audit committee effective September 5, 2002.

      The audit committee of the Board (the “Audit Committee”) held seven meetings during fiscal 2002. The Audit Committee, among other things, recommends the Company’s independent auditors, reviews the Company’s financial statements, reports and recommendations regarding the adequacy of internal accounting controls made by the independent auditors and considers such other matters with respect to the accounting, auditing and financial reporting procedures as it may deem appropriate or as may be brought to its attention.

      The Audit Committee acts under a written charter adopted and approved by the Board in May 2000. A copy of the original Audit Committee Charter is attached as an exhibit to the Company’s 2001 Annual Meeting Proxy Statement. The Charter was amended in April 2002. A copy of the amended Audit Committee Charter is attached as Exhibit A to this Proxy Statement. The Audit Committee is composed of outside directors who are not officers or employees of the Company or its subsidiaries. In the opinion of the Board and as “independent” is defined under current standards of the NASD, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as member of this committee.

      The nominating committee of the Board (the “Nominating Committee”) did not meet in fiscal 2002. The Nominating Committee is responsible for the nominations of persons to serve as directors and corporate officers of the Company. The Nominating Committee will consider, but is not required to approve, nominations for directors by shareholders for any annual meeting of the Company, provided a written recommendation is received by the Company no later than the date shareholder proposals must be submitted for consideration prior to such annual meeting.

      The compensation committee of the Board (the “Compensation Committee”) held one meeting during the 2002 fiscal year. The Compensation Committee is responsible for allocating cash compensation and stock options to senior executive officers of the Company.

      It is expected that all current committee members will be nominated for re-election to such committees at a Board meeting to be held immediately following the Annual Meeting.

Compensation of Directors

      Directors who are full-time employees of the Company receive no additional compensation for serving as directors. Each non-employee director receives an annual retainer of $15,000. Non-employee directors are also paid $1,000 per meeting attended in person, $500 per committee meeting attended in person, $500 for each telephonic Board meeting attended and reimbursement of all expenses associated with attending committee or Board meetings.

      In addition, under the Outside Director’s Option Plan, each non-employee director receives an annual grant of options to purchase 3,000 shares of Common Stock, plus the number of options to purchase Common Stock equivalent to a cash value of $20,000 as calculated pursuant to the Black-Scholes Valuation Method (collectively, the “Formula Amount”), at a risk-free rate of a ten-year zero coupon bond. Each non-employee director receives an additional Formula Amount on April 1st of each year thereafter. If there are an insufficient number of options available for grants, a pro-rata amount of the options available under the Plan will be granted to each non-employee director. Upon being appointed a non-employee director after April 1, such director is granted a pro-rata portion of the Formula Amount and receives options pursuant to the plan on April 1st of each succeeding year. The amount of pro rata options granted to each new non-employee director is calculated by dividing the number of days prior to April 1st by the number of days in the calendar year and multiplying the quotient by the Formula Amount.

      Each non-employee director, and certain family members of such director, receives free travel on Mesa Air and free or reduced-fare travel on certain air carriers at no cost to the Company or the director. The Company believes that the directors’ use of free air travel is “de minimis” and did not maintain any records of non-employee directors’ travel during fiscal 2002.

Compensation Committee Interlocks

      During the fiscal year 2002, the Compensation Committee consisted of Messrs. Altobello, Parker and Manson. Mr. Manson was elected to the Compensation Committee in October 2002. None of the members of the committee held any executive officer position or other employment with the Company prior to or during such service. See Certain Relationships and Related Transactions later in this proxy statement for a discussion of payments made by the Company to certain entities in which Messrs. Manson and Parker have an interest.

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee is responsible for, among other things, reviewing and discussing the audited financial statements with management, discussing with the Company’s independent auditors information relating to the auditors’ judgments about the quality of the Company’s accounting policies and financial reporting practices, recommending to the Board that the Company include the audited financials in its Annual Report on Form 10-K and overseeing compliance with the Securities and Exchange Commission requirements for disclosure of auditors’ services and activities.

Review of Audited Financial Statements

      The Audit Committee has reviewed the Company’s financial statements for the fiscal year ended September 30, 2002, as audited by Deloitte & Touche, the Company’s independent auditors, and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, regarding the codification of statements on auditing standards. Furthermore, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by the Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche its independence.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended September 30, 2002 be included in the Company’s Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles and that the Company’s independent accountants are in fact “independent.”

Audit Committee of the Board of Directors

Ronald R. Fogleman
Julie Silcock
Joseph L. Manson

DISCLOSURE OF AUDIT AND NON-AUDIT FEES

Audit Fees

      The aggregate fees billed by Deloitte & Touche for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended September 30, 2002, and the review of the Company’s Forms 10-Q during the fiscal year 2002 were approximately $441,000.

Financial Information Systems Design and Implementation Fees

      There were no fees billed for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by Deloitte & Touche for the fiscal year ended September 30, 2002.

All Other Fees

      During fiscal 2002, the Company was billed aggregate fees of approximately $824,000 from Deloitte & Touche for non-audit services rendered to the Company, such as tax consulting and miscellaneous compliance auditing. The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of Common Stock as of September 30, 2002 by (i) each director of the Company, (ii) each of the Company’s officers named in the Summary Compensation Table (collectively, the “Named Executive Officers”), (iii) each person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock and (iv) all directors and executive officers as a group. Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated.

	Amount and Nature of
	Beneficial Ownership

Name and Address of		Options/
Beneficial Owner	Shares	Warrants(1)	Total(1)	Percent(1)

Wisconsin Investment Board	1,880,000	—	1,880,000	5.88
P.O. Box 7842 Madison, Wisconsin 53702
Franklin Resources, Inc.	2,142,800	—	2,142,800	6.70
777 Mariners Blvd San Mateo, CA 94404
Dimensional Fund Advisors, Inc.	1,858,879	—	1,858,879	5.81
1299 Ocean Ave., 11th Floor Santa Monica, CA 90401-1038
State Street Research & Management Co.	3,028,800	—	3,028,800	9.47
One Financial Center, 30th Floor Boston, MA 02111
Putnam Investments	3,573,562	—	3,573,562	11.17
One Post Office Square Boston, MA 02109
Jonathan G. Ornstein(2)	250,212	1,147,638	1,397,850	4.37
James E. Swigart(3)	176,294	43,445	219,7398	*
Daniel J. Altobello	1,000	43,445	44,445	*
Herbert A. Denton(4)	5,000	6,872	11,872	*
Ronald R. Fogleman(5)	1,200	43,445	44,645	*
Joseph L. Manson	0	10,328	10,328	*
George Murnane III(6)	66,000	6,475	72,475	*
Maurice Parker	3,500	17,084	20,584	*
Julie Silcock	0	10,328	10,328	*
Michael J. Lotz	6,000	196,596	202,596	*
Brian S. Gillman	0	28,000	28,000	*
F. Carter Leake	3,000	35,000	38,000	*
All directors and named officers as a group (12 Individuals)	512,206	1,588,656	2,100,862	6.57

(1)	Includes options and warrants exercisable on September 30, 2002 or within 60 days thereafter. Holdings of less than 1% are indicated by “*”. Percentages are based upon 31,989,886 shares of the Common Stock issued and outstanding as of September 30, 2002.

(2)	Includes 40,000 shares of Common Stock held by Barlow Management, Inc. Mr. Ornstein is the majority shareholder of Barlow Management, Inc. Mr. Ornstein disclaims beneficial ownership of such shares to the extent exceeding his proportionate interest in such entity. Also includes 145,212 shares held by Mr. Ornstein’s children, mother and spouse.

(3)	Includes 40,000 shares of Common Stock held by Barlow Management, Inc. Mr. Swigart is a shareholder of Barlow Management, Inc. Mr. Swigart disclaims beneficial ownership of such shares to the extent exceeding his proportionate interest in such entity. Also includes 7,729 shares held by Mr. Swigart’s wife and children.

(4)	Includes shares of Common Stock held in the name of Providence Investors, LLC. As such, Mr. Denton claims beneficial ownership of the shares held by these entities to the extent of his proportional interest therein.

(5)	Includes 1,200 shares of Common Stock held by B Bar J Pension Fund, which is controlled by Mr. Fogleman.

(6)	Includes 40,000 shares of Common Stock held by Barlow Management, Inc. Mr. Murnane is the President of Barlow Management, Inc. Mr. Murnane disclaims beneficial ownership of such shares to the extent exceeding his proportionate interest in such entity.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, as well as persons beneficially owning more than 10% of the outstanding Common Stock, to file certain reports of ownership with the Securities and Exchange Commission within specified time periods. Such officers, directors and shareholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of such forms received by it, or written representations from certain reporting persons, the Company believes that between October 1, 2001 and September 30, 2002, all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were met.

EXECUTIVE COMPENSATION

      The following table sets forth certain compensation paid or accrued by the Company during the fiscal years ended September 30, 2002, 2001 and 2000 to the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company whose total annual salary and bonuses exceeded $100,000 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation

				Other Annual	Securities Under-
		Salary	Bonus	Compensation	Lying Options
Name and Principal Position	Year	($)	($)	($)(1)(2)	(#)

Jonathan G. Ornstein	2002	200,000	420,000	210,939	366,313
Chief Executive Officer	2001	200,000	315,000	103,519	—
	2000	200,000	840,000	4,615	150,000
Michael J. Lotz	2002	175,000	320,000	176,264	239,786
President and Chief Operating Officer	2001	175,000	205,000	134,769	—
	2000	119,231	225,000	5,250	150,000
George Murnane III(3)	2002	97,038	135,000	—	150,000
Executive Vice President
F. Carter Leake(4)	2002	120,000	67,000	—	30,000
President, CCAir	2001	96,546	40,000	—	75,000
Brian S. Gillman(5)	2002	110,000	75,000	1,266	30,000
Vice President & General Counsel	2001	67,692	36,000	—	60,000

(1)	These amounts include the Company’s vested and non-vested contributions to the individual named executive officer’s 401(k) plan account. Under the Company’s 401(k) plan, employees may contribute up to 15% of their annual salary and bonus up to a specified maximum. The Company currently makes matching contributions equal to 25% of an employee’s contributions (including officers), with a cap of 10% of the employee’s annual compensation.

(2)	These amounts include deferred compensation accrued by Mr. Ornstein and Mr. Lotz under their deferred compensation agreements.

(3)	Mr. Murnane joined the Company on January 16, 2002.

(4)	Mr. Leake joined the Company on January 11, 2001.

(5)	Mr. Gillman joined the Company on February 5, 2001.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth for each Named Executive Officer information concerning individual grants of stock options during the 2002 fiscal year.

					Potential Realizable
		Percent of			Value at Assumed
	Number of	Total			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted To	Exercise of		Option Term
	Options	Employees in	Base Price(2)	Expiration
	Granted(1)(#)	Fiscal Year	($/share)	Date	5%(3)($)	10%(3)($)

Jonathan Ornstein	150,000	11.84%	$4.04	10/2/2011	243,535	685,684
	66,313	5.23%	$5.50	10/17/2011	11,640	208,660
	150,000	11.84%	$11.99	4/12/2012	—	—
Michael Lotz	100,000	7.89%	$4.04	10/2/2011	162,390	457,123
	39,786	3.14%	$5.50	10/17/2011	6,984	125,190
	100,000	7.89%	$7.88	1/2/2012	—	94,816
George Murnane III	150,000	11.84%	$6.36	12/6/11	—	360,674
F. Carter Leake	30,000	2.37%	$4.04	10/2/2011	48,717	137,137
Brian S. Gillman	30,000	2.37%	$4.04	10/2/2011	48,717	137,137

(1)	Option grants under the Company’s First Amendment to the Restated and Amended Mesa Airline Stock Option Plan. The shares underlying option grants made pursuant to the Mesa Airline Stock Option Plan vest in annual 1/3 increments beginning one year after the date of the grant.

(2)	The exercise price was set at 100% of the closing price of the Common Stock on the grant date, as reported on the NASDAQ National Market.

(3)	Potential realizable values shown above represent the potential gains based upon annual compound stock price appreciation of 5% and 10% from October 1, 2002 through the full option term. The actual value realized, if any, on stock option exercises will be dependent upon overall market conditions and the future performance of the Company and the Common Stock. There is no assurance that the actual value realized will approximate the amounts reflected in this table.

OPTION EXERCISES

      The following table sets forth the number of shares covered by both exercisable and unexercisable stock options as of the fiscal year ended September 30, 2002, together with the values for “in-the-money” options which represent the positive spread between the exercise price of any such outstanding stock and the fiscal year end price of the Common Stock.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options at	In-The-Money Options at
	Acquired on	Value	September 30, 2002(#)	September 30, 2002($)
Name	Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Jonathan G. Ornstein	—	—	1,075,533/416,313	$0/$0
Michael J. Lotz	—	—	150,000/289,786	$0/$0
George Murnane III	—	—	6,475/150,000	$0/$0
F. Carter Leake	—	—	25,000/80,000	$0/$0
Brian S. Gillman	2,000	6,510	18,000/70,000	$0/$0

(1)	Based on the closing price of the Common Stock on September 30, 2002 of $3.65 per share, as reported by the NASDAQ National Market.

Amendment or Repricing of Options

      During the 2002 fiscal year, the Company did not amend or reprice any of its stock options held by executive officers of the Company.

EQUITY COMPENSATION PLANS

      The following table sets forth certain information as of September 30, 2002, concerning outstanding options and rights to purchase Common Stock granted to participants in all of the Company’s equity compensation plans (including the Outside Director’s Option Plan) and the number of shares of Common Stock remaining available for issuance under such equity compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

			Number of securities
	Number of securities		remaining available
	to be issued	Weighted-average	for future issuance
	upon exercise of	exercise price	under equity compensation
	outstanding options,	of outstanding options,	plans (excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	3,391,757	$6.83	1,502,627
Equity compensation plans not approved by security holders(2)	250,000	$9.83	1,750,000

Total	3,641,757		3,252,627

(1)	Includes the Outside Directors’ Option Plan, which was approved by the shareholders on July 24, 1998. This plan is being presented to shareholders for approval of an amendment to increase the number of shares authorized for issuance thereunder.

(2)	The Board of Directors adopted the 2001 Key Officer Plan on October 31, 2001. An aggregate of 1,750,000 shares are authorized for issuance under this plan. The Company’s CEO and President are the only persons eligible to participate in the Plan. Options are granted pursuant to the terms of their respective employment contracts.

Employment Agreements

      The Chief Executive Officer; the President and Chief Operating Officer; the Executive Vice President; the Chief Financial Officer; the President of CCAir, Inc., and the Vice President and General Counsel have each entered into an employment agreement with the Company.

Employment Agreement with Chief Executive Officer

      Effective as of March 14, 2001, Jonathan G. Ornstein and the Company entered into a new employment agreement, in which Mr. Ornstein agreed to serve as the Chief Executive Officer of the Company for a term of five (5) years ending March 13, 2006. Under Mr. Ornstein’s agreement, he receives a base salary of $200,000. The base salary is subject to increase based on increases in the Consumer Price Index, and is subject to annual discretionary increases upon review by the Board. Mr. Ornstein also is entitled to an annual bonus, paid quarterly, based on annual performance criteria as set forth in the agreement, which may range from $52,500 to $420,000. Additionally, the Board may approve discretionary bonuses. Upon execution of the agreement and on March 14th of each year thereafter during the term of the agreement, the Company is obligated to contribute $200,000, as deferred compensation, to an account for the benefit of Mr. Ornstein. The Company also is obligated to provide Mr. Ornstein with $5,000,000 of term life insurance, the limited use of Company aircraft, and other customary fringe benefits.

      Mr. Ornstein’s employment agreement also provides for the initial grant of stock options to purchase 150,000 shares of Common Stock, with the options vesting in one-third increments over a three-year period, and additional annual option grants of 150,000 shares throughout the term of the agreement. The exercise price for each option is determined by the market price for the Common Stock on the date the option is granted.

      The agreement provides that upon Mr. Ornstein’s disability, as defined in the agreement, he will receive on a monthly basis, his base salary, plus an annualized amount equal to his historical bonuses. The Company will make such disability payments for as long as the disability lasts, up to 48 months, and payments will continue to be made even if they extend beyond the term of the agreement. The Company is required to fund a portion of the payments with disability insurance.

      Mr. Ornstein may terminate the agreement following the occurrence of an event constituting “Good Reason.” “Good Reason” is defined as the occurrence of any of the following circumstances: (i) any change by the Company in Mr. Ornstein’s title, or any significant diminishment in his function, duties or responsibilities, (ii) any material uncured breach by the Company; or (iii) a Change in Control (as defined in the agreement) and the expiration of 90 days.

      If Mr. Ornstein’s employment is terminated (a) by the Company without Cause (as defined in the agreement), (b) by Mr. Ornstein for Good Reason, (c) by Mr. Ornstein after March 13, 2004, or (d) upon expiration of the term of the agreement, the Company is required to pay all normal accrued amounts, plus $400,000 (that is, twice the normal deferred compensation payment) on March 14th of each year through 2005 in lieu of payments that would have been made under the deferred compensation plan, and severance pay for 36 months at the rate of twice his normal salary and twice his historical bonuses. In addition, the Company has agreed to enter into a consulting agreement with Mr. Ornstein, at Mr. Ornstein’s option, the terms of which will provide for Mr. Ornstein’s retention as a consultant for a period of 10 years from its effective date at the rate of $200,000 per year.

      If any payments received by Mr. Ornstein under the agreement are treated as “golden parachute” payments and are subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Ornstein is entitled to receive “gross up” payments sufficient to cover the excise tax.

Employment Agreement with President and Chief Operating Officer

      Effective as of March 14, 2001, Michael J. Lotz and the Company entered into a new employment agreement, in which Mr. Lotz agreed to serve as the President and Chief Operating Officer of the Company for a term of five (5) years ending January 1, 2006. Under Mr. Lotz’s agreement, he receives a base salary of $175,000. The base salary is subject to increase based on increases in the Consumer Price Index, and is subject to annual discretionary increases upon review by the Board. Mr. Lotz also is entitled to an annual bonus, paid quarterly based on annual performance criteria as set forth in the agreement, which may range from $40,000 to $320,000. Additionally, the Board may approve discretionary bonuses. Upon execution of the agreement and on March 14th of each year thereafter during the term of the agreement, the Company is obligated to contribute $175,000, as deferred compensation, to an account for the benefit of Mr. Lotz. The Company also is obligated to provide Mr. Lotz with $2,000,000 of term life insurance, the limited use of Company aircraft, and other customary fringe benefits.

      Mr. Lotz’s employment agreement also provides for the initial grant of stock options to purchase 100,000 shares of Common Stock, with the options vesting in one-third increments over a three-year period, and additional annual option grants of 100,000 shares throughout the term of the agreement. The option exercise price for each option is determined by the market price for the Common Stock on the date the option is granted.

      The agreement provides that upon Mr. Lotz’s disability, as defined in the agreement, Mr. Lotz will receive on a monthly basis, his base salary, plus an annualized amount equal to his historical bonuses. The Company will make such disability payments for as long as the disability lasts, up to 48 months, and payments will continue to be made even if they extend beyond the term of the agreement. The Company is required to fund a portion of the payments with disability insurance.

      Mr. Lotz may terminate the agreement following the occurrence of an event constituting “Good Reason.” “Good Reason” is defined as the occurrence of any of the following circumstances: (i) any change by the Company in Mr. Lotz’s title, or any significant diminishment in his function, duties or responsibilities, (ii) any material uncured breach by the Company; or (iii) a Change in Control (as defined in the agreement) and the expiration of 90 days.

      If Mr. Lotz’s employment is terminated (a) by the Company without Cause (as defined in the agreement), (b) by Mr. Lotz for Good Reason, (c) by Mr. Lotz after January 1, 2004, or (d) upon expiration of the term of the agreement, the Company is required to pay all normal accrued amounts, plus $350,000 (that is, twice the normal deferred compensation payment) on March 14th of each year through 2005 in lieu of payments that would have been made under the deferred compensation plan, and severance pay for 36 months at the rate of twice his normal salary and twice his historical bonuses. In addition, the Company has agreed to enter into a consulting agreement with Mr. Lotz, at Mr. Lotz’s option, the terms of which will provide for Mr. Lotz’s retention as a consultant for a period of 10 years from its effective date at the rate of $150,000 per year.

      If any payments received by Mr. Lotz under the agreement are treated as “golden parachute” payments and are subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Lotz is entitled to receive “gross up” payments sufficient to cover the excise tax.

Employment Agreement with Executive Vice President

      Effective December 6, 2001, George Murnane III and the Company entered into an employment agreement, in which Mr. Murnane agreed to serve as Executive Vice President of the Company for a term of four (4) years ending December, 2005. Under Mr. Murnane’s employment agreement, Mr. Murnane receives a base salary of $145,000. The base salary is subject to increases in the Consumer Price Index, and is subject to annual discretionary increases upon review by the Board. Mr. Murnane is also entitled to an annual bonus paid quarterly based on annual performance criteria as set forth in the agreement, which may range from $40,000 to $180,000. The Company also is obligated to provide Mr. Murnane with $2,000,000 of term life insurance and other customary fringe benefits.

      Mr. Murnane’s employment agreement also provides for the initial grant of stock options to purchase 150,000 shares of Common Stock, with the options vesting in one-third increments over a three-year period, and additional annual option grants of not fewer than 40,000 shares throughout the term of the agreement. The option exercise price for each option is determined by the market price for the Common Stock on the date the option is granted.

      The agreement provides that upon Mr. Murnane’s disability, as defined in the agreement, Mr. Murnane will receive on a monthly basis, his base salary, plus an annualized amount equal to his historical bonuses. The Company will make such disability payments for as long as the disability lasts, up to 48 months, and payments will continue to be made even if they extend beyond the term of the agreement. The Company is required to fund a portion of the payments with disability insurance.

      Mr. Murnane may terminate the agreement following the occurrence of an event constituting “Good Reason.” “Good Reason” is defined as the occurrence of any of the following circumstances: (i) any change by the Company in Mr. Murnane’s title, or any significant diminishment in his function, duties or responsibilities and (ii) any material uncured breach by the Company or relocation of Mr. Murnane outside Maricopa County without prior written consent.

      If Mr. Murnane’s employment is terminated (a) by the Company without Cause (as defined in the agreement) or (b) by Mr. Murnane for Good Reason, the Company is required to pay all normal accrued amounts plus pay Mr. Murnane the greater of (i) salary and bonus payments calculated at the threshold level and (ii) salary and bonus payment, calculated at the minimum level, equal to two years of service. Upon termination by the Company or by Mr. Murnane following a Change in Control (as defined in the agreement), the Company must pay all normal accrued amounts plus payment representing four years of salary and bonus calculated at the minimum level, with an agreed minimum payment of at least one million dollars.

      If any payments received by Mr. Murnane under the agreement are treated as “golden parachute” payments and are subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Murnane is entitled to receive “gross up” payments sufficient to cover the excise tax.

Other Employment Agreements

      Upon their appointment as Chief Financial Officer, President of CCAir, Inc. and Vice President and General Counsel, respectively, each of Messrs. Stone, Leake and Gillman and the Company entered into employment agreements. Each of these employment agreements provide for cash and non-cash compensation. Messrs. Stone, Leake and Gillman receive a base salary of $125,000, $120,000 and $110,000, respectively, and are eligible to receive quarterly bonuses of varying minimum amounts ranging from at least 5% to at least 25% of their respective base salaries. Further, these employment agreements differ from Mr. Ornstein’s and Mr. Lotz’s with respect to lump sum payments due to each of them upon termination by the Company without Good Cause or by either of them for Good Reason and with respect to the retention of either of them as consultants thereafter.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee consists of three directors, Messrs. Altobello, Parker and Manson, who are not employees of the Company. Mr. Manson was elected to the Compensation Committee in October 2002. The Compensation Committee has the responsibility for allocation of cash compensation and stock options to senior executive officers of the Company. The Compensation Committee primarily administers the Company’s cash compensation plans and employee stock option plans. In those instances in which Rule 16b-3 of the Securities Exchange Act of 1934 requires grants or awards of stock options to be made by a “disinterested” committee, the Compensation Committee is solely responsible for the administration of such plans.

      The entire Board regularly reviews the Compensation Committee decisions relating to executive compensation. The Company’s executive compensation policies, as endorsed by the Compensation Committee, have been designed to provide a balanced compensation program that will assist the Company in its efforts to attract, motivate and retain talented executives who the Compensation Committee and senior management believe are important to the long-term financial success of the Company. The employment contracts of Messrs. Ornstein, Lotz and Murnane provide for bonuses. Bonuses are limited to prescribed percentages of base salary, based upon the percentage growth in earnings per share of the Company. Growth in earnings per share (“EPS”) is categorized at four levels: (1) Minimum — any growth in EPS during the prior fiscal year; (2) Threshold — 5.0% to 9.9% growth in EPS; (3) Target — 10.0% to 14.9% growth in EPS; and (4) Maximum — 15.0% or greater growth in EPS. The Board may also approve discretionary bonuses. In addition to salaries and bonuses, an integral part of executive compensation is the issuance of stock options on an annualized basis to key employees under the Key Officer Stock Option Plan and the 1996 Stock Option Plan (together, the “Stock Option Plans”).

      The Key Officer Stock Option Plan provides for options to be issued to the CEO and President at set dates for prescribed amounts. The 1996 Stock Option Plan provides for options to be issued to officers and key employees at the discretion of the Compensation Committee upon recommendation by the Chief Executive Officer. The options granted under the foregoing Stock Option Plans vest at the rate of approximately one-third per year commencing one year after the grant date. The options have a 10-year term and are subject to standard option provisions, including the requirement of continued employment and provisions to deal with termination of employment due to retirement, death or disability. Under the Stock Option Plans, options will be issued at the weighted average price of Common Stock on the date of grant. The total number of options granted under all Stock Option Plans in fiscal 2002 was 1,397,829. The Compensation Committee believes that the issuance of stock options to officers and key employees related to the appreciation of the Common Stock provides equitable incentives to increase the profitability of the Company.

COMPENSATION COMMITTEE

Daniel J. Altobello
Joseph L. Manson
Maurice A. Parker

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In February 1999, the Company entered into an agreement with Barlow Capital, LLC (“Barlow”), whereby Barlow would provide financial advisory services related to aircraft leases, mergers and acquisitions, and certain other financing arrangement. The Company paid fees totaling $846,000, $627,000 and $409,000 to Barlow in fiscal 2002, 2001 and 2000, respectively, for arranging for leasing companies to participate in the Company’s various aircraft financings under this agreement. Messrs. Ornstein, Murnane and Swigart are each members of Barlow Capital, LLC and each hold a 20% membership interest therein. Distribution to the members are determined by the members on a year-by-year basis. Substantially all of Barlow’s revenues are derived from its agreement with the Company.

      On September 9, 1998, the Company entered into an agreement with International Airline Support Group (“IASG”) whereby the Company would consign certain surplus airplane parts to IASG to sell on the open market. IASG in turn would submit proceeds from such sales to the Company less a market-based fee. During fiscal 2002, 2001 and 2000, respectively, the Company paid IASG approximately $348,000, $553,000 and $611,000 in commissions on sales of surplus aircraft parts. Messrs. Murnane and Fogleman are currently members of the board of directors of IASG and was an executive officer of IASG before joining the Company.

      The Company provides administrative support, reservation services and office space to Europe-By-Air, Inc. The Company billed Europe-By-Air approximately $70,000, $64,000 and $78,000 for these services during 2002, 2001 and 2000, respectively. At September 30, 2002 and 2001, the Company had receivables from Europe-By-Air of $32,000 and $7,000, respectively. Mr. Ornstein and Mr. Swigart are a shareholder and a Chief Executive Officer and shareholder of Europe-By-Air, respectively.

      In December 1999, the Company retained Providence Capital, Inc. (“Providence”) to assist with its stock repurchase program as well as other equity trades. Fees and/or commissions totaling approximately $108,000 and $200,000 were paid to Providence during fiscal 2002 and 2001, respectively. Mr. Denton is the President and Chief Executive Officer of Providence.

      The Company has used the services of the law firm of Piper Rudnick (formerly Verner, Liipfert, Bernhard, McPherson and Hand) for labor related actions. In 2002, the Company paid Piper Rudnick $571,333 for legal-related services. Mr. Manson is a partner with Piper Rudnick.

      On May 1, 2001, the Company loaned $234,000 to Mr. Ornstein pursuant to a promissory note. Amounts outstanding under the promissory note accrued interest at a rate of 7.5% per annum and required quarterly payments. On July 27, 2002, Mr. Ornstein paid the entire principal balance of the note and all accrued interest thereon.

      On May 1, 2001, the Company loaned $90,000 to Mr. Lotz pursuant to a promissory note. Amounts outstanding under the promissory note accrued interest at a rate of 7.5% per annum and required quarterly payments. On July 17, 2002, Mr. Lotz paid the entire principal balance of the note and all accrued interest thereon.

      In September 2001, the Company entered into an agreement to form UFLY, LLC (“UFLY”), for the purpose of making strategic investments in US Airways, Inc. The Company owns a 50% membership interest in UFLY. In 2002, the Company contributed $5.0 million in investments and the other members contributed $5.0 million in cash to form UFLY. Also during 2002, UFLY made capital distributions of $2.5 million back to the Company and $3.0 million to the other members. At September 30, 2002, the Company owned approximately 56% of UFLY. Jonathan Ornstein, the Company’s Chairman and CEO, is the managing member of UFLY. Mr. Ornstein receives no additional compensation from the Company or UFLY for his role as the managing member of UFLY.

      In April, 2001, the Company founded Regional Aviation Partners (“RAP”) to represent regional aviation interests. Mr. Parker is the Executive Director of RAP. Since inception, the Company has financed one hundred percent (100%) of RAP’s operations. During fiscal year ended September 30, 2002, Mr. Parker received $84,185 for his role as Executive Director of RAP.

      The Company will enter into future business arrangements with related parties only where such arrangements are approved by a majority of disinterested directors and are on terms at least as favorable as those available from unaffiliated third parties.

COMPARISON OF STOCK PERFORMANCE

      Set forth below is a graph comparing the five-year cumulative shareholder return on the Common Stock against the five-year cumulative total return on the CRSP Index for NASDAQ Stock Market, U.S. Companies, and the CRSP Index for NASDAQ Stocks (SIC 4510-4519) (“Old Peer Group”) and the American Stock Exchange Airline Index (the “New Peer Group”). The Company selected the New Peer Group because the Company believes the New Peer Group is a more recognizable and representative group of companies in which to compare the Common Stock. The Old Peer Group is composed of NASDAQ companies engaged in air transportation, and includes regional airlines whose stocks trade on NASDAQ for the periods indicated. The graph assumes an initial investment of $100.00 and reinvestment of dividends, if any.

Comparison of Stock Performance Graph

	Sep-97	Sep-98	Sep-99	Sep-00	Sep-01	Sep-02

Mesa Air Group	$100	$78	$95	$85	$51	$57
NASDAQ Stock Market (US Companies)	100	102	166	220	90	71
NASDAQ Air Transportation Stocks (Old Peer Group)	100	75	84	73	69	79
AMEX Airline Index (New Peer Group)	100	103	101	103	50	24

      The graph below shows the cumulative total return for the Common Stock since January 1, 1998, shortly before Mr. Ornstein became a Director and the Chief Executive Officer of the Company, compared with the same indices shown on the five-year graph above, thus illustrating the relative performance of the Company during Mr. Ornstein’s tenure in that position. As with the five-year graph, the comparison below assumes that $100 was invested in the Company and each index at the start of the period and reinvestment of dividends, if any.

Comparison of Stock Performance Graph

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Nov-02

Mesa Air Group	$100	$158	$96	$142	$152	$121
NASDAQ Stock Market (US Companies)	100	141	261	157	125	96
NASDAQ Air Transportation Stocks (Old Peer Group)	100	90	86	78	93	95
AMEX Airline Index (New Peer Group)	100	92	93	102	53	26

AMENDMENT TO MESA AIR GROUP, INC.

OUTSIDE DIRECTORS’ STOCK OPTION PLAN

(PROPOSAL NO. 2)

      To amend the Company’s Outside Directors’ Stock Option Plan (the “Outside Directors’ Option Plan”) to increase the aggregate number of shares available for issuance thereunder from 275,000 to 475,000.

      At the Annual Meeting, the Company will seek shareholder approval of an amendment (the “Directors’ Amendment”) to the Outside Directors’ Option Plan to increase the number of shares authorized for issuance thereunder from 275,000 to 475,000. The Outside Directors’ Option Plan provides outside (non-employee) Directors with an incentive to invest in shares of the Common Stock to increase the directors’ personal interest in the success of the Company. The Board has approved the Directors’ Amendment and has directed that the Directors’ Amendment be submitted as a proposal for shareholder approval at the Annual Meeting.

Current Plan Provisions

      The Outside Directors’ Option Plan authorizes grants of non-qualified stock options (“NQSOs”) to independent directors of the Company. The Company currently has seven (7) directors who are eligible to receive option grants under the Outside Directors’ Option Plan.

      The Board believes that use of stock options authorized under the Outside Directors’ Option Plan is beneficial to the Company as a means of promoting the success and enhancing the value of the Company by linking the personal interests of its outside directors to those of its shareholders and by providing outside directors with an incentive for outstanding performance.

      These incentives also provide flexibility to the Company in its ability to attract and retain the services of outside directors, upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

      The Outside Directors’ Option Plan may be administered by the Board or by any person or persons chosen by the majority of the Board.

      Options are automatically granted to all present and future directors of the Company who are not employees of the Company or of any subsidiary of the Company (each a “Qualified Director”). Each Qualified Director currently receives annual option grants to purchase 3,000 shares plus the number of options to purchase Common Stock equivalent to a cash value of $20,000 as calculated pursuant to the Black-Scholes valuation method at a risk-free rate of ten-year zero coupon bond (the “Formula Amount”). Any Qualified Director who is serving as Chairman of the Board receives, in addition to the Formula Amount, an annual grant of the number of options equal to a value of $20,000 calculated in accordance with the Black-Scholes method as specified above. The option price per share is not to be less than the fair market value of the underlying shares. Options granted to Qualified Directors vest and become exercisable six (6) months after their grant.

Non-Qualified Stock Options

      A NQSO is any stock option other than an incentive stock option (“ISO”). Such options are referred to as “non-qualified” because they do not meet the requirements of, and are not eligible for, the favorable tax treatment provided by Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

      No taxable income is realized by an optionee upon the grant of a NQSO, nor is the Company entitled to a tax deduction by reason of such grant. Upon the exercise of a NQSO, the optionee realizes ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price, and the Company is entitled to a corresponding tax deduction.

      Upon a subsequent sale or other disposition of Common Stock acquired through exercise of a NQSO, the optionee realizes a short-term or long-term capital gain or loss to the extent of any intervening appreciation or depreciation. Such a resale by the optionee has no tax consequence to the Company.

Plan Benefits

      The following table shows the number of shares of Common Stock underlying the options that have been granted to the outside directors under the Outside Directors’ Option Plan as of September 30, 2002.

Plan Benefits

Mesa Air Group, Inc. Outside Directors’ Stock Option Plan

Number of Shares of
Common Stock
Name of Outside Director	Underlying Options(1)

Daniel J. Altobello	43,445
Herbert A. Denton	43,445
Ronald R. Fogleman	43,445
Joseph L. Manson	10,328
Maurice A. Parker	26,484
Julie Silcock	10,328
James E. Swigart	43,445

All Current Outside Directors as a Group	220,920

(1)	The fair market value of the Common Stock was $3.65 per share as of September 30, 2002 and the weighted average exercise price of the options is $8.91.

Amendments to Option Plan

      The Board has reviewed the options currently remaining in the option pool for the Outside Directors’ Option Plan and has determined that it is appropriate to increase the number of shares authorized for issuance under the Outside Directors’ Option Plan. As of September 30, 2002, option grants representing 53,615 shares were outstanding under the Outside Directors’ Option Plan. The Board believes that an increase in the number of authorized shares is necessary for the continued optimal use of the Outside Directors’ Option Plan to attract and retain Qualified Directors through the use of equity-based incentives aligned with the interests of the Company’s shareholders. Therefore, the Board is proposing the Directors’ Amendment in order to increase the number of shares authorized for issuance under the Outside Directors’ Option Plan from 275,000 to 475,000.

Required Vote

      Approval of the Directors’ Amendment requires the affirmative vote of a majority of shares of Common Stock present at the Annual Meeting in person or by proxy. Abstentions are considered present for this proposal, so they will have the same effect as votes against the Amendment. Broker non-votes are not considered present for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE
MESA AIR GROUP, INC. OUTSIDE DIRECTORS’ STOCK OPTION PLAN.

SHAREHOLDER PROPOSAL RELATING TO POISON PILLS

(PROPOSAL NO. 3)

      One of the Company’s shareholders has given notice of her intention to introduce the following proposal for consideration and action by the shareholders at the Annual Meeting. The proposed resolution and accompanying supporting statement has been provided by the shareholder/proponent. The affirmative vote of at least a majority of the Company’s outstanding Common Stock on the Record Date is required for approval of the proposal.

      This shareholder proposal is submitted by E. Pauline Berberian, 801 Viewpointe Drive, St. Charles, IL 60174, who owns 92 shares of Common Stock.

3 — Shareholder Vote on Poison Pills

This topic won an average 60%-yes vote at 50 companies in 2002

      This is to recommend that the Board of Directors redeem any poison pill previously issued and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

      This proposal is submitted by E. Pauline Berberian.

     Harvard Report

      A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

      Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

      Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

      I believe that shareholder oversight of the poison pill could prevent a sense of entrenchment and give our management and directors greater incentive to deal effectively with key shareholder value issues such as:

•	Mesa has a big stake in the survival of bankrupt US Airways.

•	Mesa stands to lose $1.7 million on an investment in US Airways stock.

     Council of Institutional Investors Recommendation

      The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/ HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder input.

Shareholder Vote on Poison Pills

Yes on 3

MESA AIR BOARD RECOMMENDS AGAINST THIS PROPOSAL

      The Board of Directors has not adopted a “poison pill,” also known as a shareholder rights plan, and has no present intention of adopting such a plan. However, the Board believes that circumstances could arise in the future where the adoption of such a plan would be necessary to protect the interests of the Company’s shareholders.

      Shareholder rights plans are designed to encourage potential acquirors to negotiate directly with the Board, which is in the best position to negotiate on behalf of all shareholders, evaluate the adequacy of any potential offer and protect shareholders against unfair and abusive takeover tactics. Without the protection of a shareholder rights plan, the Board could lose important bargaining power in negotiating with a potential acquiror or pursuing potentially superior alternatives.

      There is compelling evidence that shareholder rights plans are beneficial to shareholders’ interests. Approximately 2,164 companies have adopted shareholder rights plans, including more than half of the companies in the Standard & Poor’s 500 Index. Studies have shown that companies adopting such plans receive higher takeover premiums than those companies without rights plans. For example, a 1997 study by Georgeson and Company, Inc. found that premiums paid to acquire companies with shareholder rights plans were 8% higher than premiums paid to companies without shareholder rights plans. At the same time, shareholder rights plans do not prevent companies from being acquired at prices that are fair and adequate to shareholders. Furthermore, it is consistent with corporate governance principles that decisions involving a potential sale of the Company rest with the Board of Directors which will evaluate the merits of any acquisition proposal in accordance with its fiduciary duty to shareholders. Because a shareholder rights plan can be an effective tool in a takeover attempt, the Company believes the adoption of such a plan is appropriately within the scope of the Board’s responsibilities.

      Requiring shareholder approval of a rights plan would not give management and directors greater incentive to deal effectively with shareholder value issues because the Board has a fiduciary duty to act in the interests of the Company and shareholders on all matters affecting the Company’s business. In addition, the Company is not currently considering the adoption of a shareholder rights plan, so it is not in any way interfering with management’s or the Board’s ability to deal effectively with the US Airways bankruptcy. Requiring shareholder approval of a shareholder rights plan could in fact impede the Board’s ability to maximize shareholder value because the Company would not be able to adopt a plan in time to be effective against any unfair and abusive takeover attempt.

      For the reasons discussed above, the Board believes that the Company should retain the ability to adopt a shareholder rights plan for the protection of shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THE

ABOVE PROPOSAL.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

(PROPOSAL NO. 4)

      Deloitte & Touche has been selected as the Company’s independent auditors for the fiscal year ending September 30, 2003. Shareholder ratification of the selection of Deloitte & Touche as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche for shareholder ratification as a matter of good corporate practice. Deloitte & Touche has audited the Company’s financial statements since 2000. Notwithstanding the selection, the Board, in its discretion, may direct appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders. A representative of Deloitte & Touche is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

      Ratification of the appointment of Deloitte & Touche as the Company’s independent auditors for fiscal year 2002 will require the affirmative vote of the holders of at least a majority of the outstanding Common Stock represented in person or by proxy at the Annual Meeting. All of the directors and executive officers of the Company have advised the Company that they will vote their shares of Common Stock “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2002. If the holders of at least a majority of the outstanding Common Stock fail to ratify the appointment of Deloitte & Touche as the Company’s independent auditors, the Audit Committee will consider such failure at a subsequent meeting of the Audit Committee and determine, in its discretion, what actions it should take, if any.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT
AUDITORS FOR FISCAL YEAR 2003.

Annual Report

      The 2002 Annual Report, which was mailed to shareholders with this proxy statement, contains financial and other information about our activities, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials. The information contained in the “Compensation Committee Report on Executive Compensation,” “Report of the Audit Committee of the Board of Directors,” and “Comparison of Stock Performance” below shall not be deemed “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Act of 1934, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

      The Company will provide upon written request, without charge to each shareholder of record as of the Record Date, a copy of the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2002, as filed with the Securities and Exchange Commission. Any Exhibits listed in the Form 10-K also will be furnished upon request at the Company’s expense. Any such request should be directed to the Company’s Corporate Secretary at the Company’s executive offices at 410 North 44th Street, Suite 700, Phoenix, Arizona 85008.

Voting by Proxy

      In order to ensure that your shares will be represented at the Annual Meeting, please sign and return the enclosed Proxy in the envelope provided for that purpose, whether or not you expect to attend. Any shareholder may, without affecting any vote previously taken, revoke a written proxy by giving notice of revocation to the Company in writing or by executing and delivering to the Company a later dated proxy.

Shareholder Proposals for Action at the Company’s Next Annual Meeting

      A shareholder proposal for shareholder action at the next Annual Meeting of Shareholders to be held in 2004, must be received by the Company’s Secretary at the Company’s offices no later than September 11, 2003, in order to be included in the Company’s proxy statement and form of proxy for that meeting. Such proposals should be addressed to the Corporate Secretary, Mesa Air Group, Inc., 410 North 44th Street, Suite 700, Phoenix, Arizona 85008. If a shareholder proposal is introduced at the 2004 Annual Meeting of Shareholders without any discussion of the proposal in the Company’s proxy statement, and the shareholder does not notify the Company on or before November 25, 2003, as required by the Securities and Exchange Commission’s Rule 14(a)-4(c)(1), of the shareholder’s intent to raise such proposal at the Annual Meeting of Shareholders, then proxies received by the Company for the 2004 Annual Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

By Order of the Board of Directors

Jonathan G. Ornstein, Chairman of the Board
and Chief Executive Officer

Exhibit A

MESA AIR GROUP, INC.

AUDIT COMMITTEE CHARTER

      The role and responsibilities of the Audit Committee of the Board of Directors (the “Committee”) of Mesa Air Group, Inc. (the “Company”) are as follows:

Role

      The Committee’s role is to act on behalf of the Company’s Board of Directors (the “Board”) and oversee all aspects of the Company’s control, reporting and audit functions, except those specifically related to the responsibilities of another standing committee of the Board. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on Company processes for the management of business/financial risk and for compliance with significant applicable legal, ethical and regulatory requirements.

      The role also includes coordination with other Board committees and maintenance of strong, positive working relationships with management, external and internal auditors, counsel, and other Committee advisors.

Membership

      Committee membership shall consist of at least three independent, nonexecutive Board members that meet the requirements of the Audit Committee Policy of NASD. Committee members shall have: (1) knowledge of the primary industries in which the Company operates, (2) the ability to read and understand fundamental financial statements, including a balance sheet, income statement, statement of cash flow and key performance indicators; and (3) the ability to understand key business and financial controls and related controls and control processes. One member, preferably the chairperson, should have the knowledge of financial reporting including applicable regulatory requirements, and accounting or related financial management expertise. The Committee shall have access to its own counsel and other advisors at the Committee’s sole discretion.

      Should the Board determine that it is in the best interest of the Company and its shareholders, one non-independent director may serve on the Audit Committee. Should the Board make such a determination it will disclose the reasons for the determination in the Company’s next annual proxy statement.

      Committee members shall be nominated and approved annually by the full Board. The Committee members shall elect the Committee chairperson.

Operating Activities

      The Committee shall fulfill its responsibilities within the context of the following activities:

I.	Continuous Activities — General

1.	Provide an open avenue of communication between the independent auditors’ Internal Audit and the Board of Directors.

2.	Request from the outside auditors annually, a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standards Board No. 1. Discuss with the outside auditors any such disclosed relationships and their impact on the outside auditors’ independence and recommend that the Board take appropriate action to oversee the independence of the outside auditors.

3.	Inquire of management, the independent auditor and the Director of Internal Audit about significant risks or exposures and ensure that the yearly audit plan addresses such risk.

4.	Review with the independent auditors and the Director of Internal Audit the coordination of the audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

5.	Consider and review with the Director of Internal Audit, and the independent auditors:

(a)	The adequacy of internal controls, including computerized system controls and security.

(b)	Related findings and recommendations of the independent auditors and Internal Audit, together with management responses.

(c)	Significant findings during the year, including the status of Previous Audit recommendations.

(d)	Any difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information.

(e)	Any changes required in the planned scope of Internal Audit plan.

(f)	The Internal Audit Department charter, budget and staffing.

6.	Meet four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

7.	Meet periodically with the independent auditors, the Director of Internal Audit and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

8.	The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61.

9.	As a whole, or through the Committee Chair, the Committee shall review with the outside auditors the Company’s quarterly reports to be filed with the Securities and Exchange Commission and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company’s filing of the Form 10-Q.

10.	Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditors in separate executive sessions.

11.	Report periodically to the Board of Directors on significant results of the foregoing activities.

      II.     Continuous Activities — Re: Reporting Specific Policies

1.	Advise financial management and the independent auditors that they are expected to provide a timely analysis of significant current financial reporting issues and practices.

2.	Provide that financial management and the independent auditors discuss with the audit committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosures used or proposed to be adopted by the Company and, particularly about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

3.	Inquire as to the auditors’ independent qualitative judgments about appropriateness, not just the acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by the Company.

4.	Inquire as to the auditors’ views about whether management choices of accounting principles are conservative, moderate or aggressive from the perspective of income, asset, and liability recognition, and whether those principles are common practices or are minorities practices.

5.	Assure that the auditors’ reasoning is described in determining the appropriateness of changes in accounting principles and disclosure practices.

III.	Scheduled Activities

1.	Recommend the selection of the independent auditors for approval by the Board, approve compensation for the independent auditors, and review and approve the discharge of the independent auditors.

2.	Consider, in consultation with the independent auditors and the Director of Internal Audit, the audit scope and plan of the independent auditors and internal auditors.

3.	Review with management and the independent auditors the results of annual audits and related comments:

(a)	Any significant changes required in the independent auditors’ audit plans.

(b)	Any difficulties or disputes with management encountered during the course of the audit.

(c)	Other matters related to the conduct of the audit which are to be communicated to the Audit Committee under Auditing Standards Generally Accepted in the United States of America.

4.	Review the results of the annual audits of member reimbursements, director and officers’ expense accounts and management perquisites prepared by Internal Audit and the independent auditors respectively.

5.	Arrange for the independent auditors to be available to the full Board at least annually to help provide a basis for the board to recommend the appointment of the auditors.

6.	Assure that the auditors’ reasoning is described in accepting or questioning significant estimates by management.

7.	Review and update the Committee’s Charter annually.

IV.	When Necessary Activities

1.	Review and concur in the appointment, replacement, reassignment or dismissal of the Director of Internal Audit.

2.	Review and approve requests for any management consulting engagement to be performed by the Company’s independent auditors and be advised of any other study undertaken at the request of management that is beyond the scope of the audit engagement letter.

3.	Conduct or authorize investigations into any matters within the scope of the Committee’s responsibilities. The Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigations.

MESA AIR GROUP, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MESA AIR GROUP, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS. The undersigned shareholder of Mesa Air Group, Inc., a Nevada corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated January 10, 2003, and hereby appoints Jonathan G. Ornstein or Brian S. Gillman and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of MESA AIR GROUP, INC. to be held at the Phoenix Airport Marriott, 1101 N. 44th Street, Phoenix, Arizona, on February 11, 2003, at 10:00 a.m., Arizona Time, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

1.	ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary below):

Jonathan G. Ornstein, Daniel J. Altobello, Herbert A. Denton, Ronald R. Fogleman, Joseph L. Manson, Maurice A. Parker, George Murnane III, Julie Silcock, James E. Swigart

☐	WITHHOLD AUTHORITY to vote for all nominees listed above

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

2.	PROPOSAL TO AMEND THE COMPANY’S OUTSIDE DIRECTORS’ STOCK OPTION PLAN

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL TO REDEEM ANY POISON PILL PREVIOUSLY ISSUED AND NOT ADOPT OR EXTEND ANY POISON PILL WITHOUT A SHAREHOLDER VOTE.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(continued, and to be signed, on other side)

(continued from other side)

4.	RATIFICATION OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE, “FOR” THE PROPOSAL TO AMEND THE COMPANY’S OUTSIDE DIRECTORS’ STOCK OPTION PLAN, “AGAINST” THE PROPOSAL TO REDEEM ANY POISON PILL PREVIOUSLY ISSUED AND NOT ADOPT AND POISON PILL WITHOUT A SHAREHOLDER VOTE, “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY COME BEFORE THE MEETING.

Dated: , 2003

Please sign exactly as your name appears on the front of this Proxy Card. When shares are held in common or in joint tenancy, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

SIGNATURES:

Please return in the enclosed, postage-paid envelope.

I Will ☐   Will not ☐   attend the Meeting.